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                                                                   EXHIBIT 15(d)

                         DISTRIBUTION AND SERVICE PLAN
             FOR SECURITY CAPITAL ASIA/PACIFIC REAL ESTATE  SHARES
                          CLASS I AND CLASS R SHARES

This Plan is adopted by Security Capital Real Estate Mutual Funds Incorporated (the "Company"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), to provide for payment by the Company of certain expenses in connection with the distribution of the Class I and Class R shares of Security Capital Asia/Pacific Real Estate Shares ("Series"), the provision of personal services to the Series' Class I and Class R shareholders and/or the maintenance of their Class I and Class R shareholder accounts. Payments under the Plan are to be made to Security Capital Markets Group Incorporated ("SCMGI") which serves as the principal underwriter for the Series Class I and Class R shares under the terms of the Distribution and Servicing Agreement pursuant to which SCMGI offers and sells the shares of the Series.

DISTRIBUTION FEE AND SERVICE FEE

The annual compensation payable by the Company to SCMGI is an amount equal to
 .25 of 1% on an annual basis of the average net assets of the Series' Class I and Class R shares as either (1) a "distribution fee" to finance the distribution of the Series' Class I and Class R shares, or (2) a "service fee" to finance shareholder servicing by SCMGI, its affiliated companies and financial intermediaries who may sell Class I and Class R shares and to encourage and foster the maintenance of Class I and Class R shareholder accounts, or as a combination of the two fees. The amounts shall be payable to SCMGI monthly or at such other intervals as the board of directors may determine to compensate SCMGI for services provided hereunder. The amount of the distribution fee and service fee payable to SCMGI hereunder is not related directly to expenses incurred by SCMGI on behalf of the Series' and the Company is not obligated to reimburse SCMGI for such expenses.

NASD DEFINITION

For purposes of this Plan, the "distribution fee" may be considered as a sales charge that is deducted from the Class I net assets of the Series and does not include the service fee. The "service fee" shall be considered a payment made by the Company for personal service and/or maintenance of the Series' Class I and Class R shareholder accounts, as such is now defined by the National Association of Securities Dealers Regulation, Inc. ("NASD"), provided, however, if the NASD adopts a definition of "service fee" for purposes of Rule 2830 of the NASD Conduct Rules that differs from the definition of "service fee" as presently used, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fee" as used herein shall be automatically amended to conform to the NASD definition.

QUARTERLY REPORTS

SCMGI shall provide to the board of directors of the Company and the board of directors shall review at least quarterly a written report of the amounts so expended of the distribution fee and/or service fee paid under this Plan and the purposes for which such expenditures were made.
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APPROVAL OF PLAN

Because the Series has no shareholders, this Plan shall become effective when it has been approved by a vote of the board of directors of the Company and of the directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as directors or shareholders of the Company) ("independent directors") cast in person at a meeting called for the purposes of voting on such Plan.

CONTINUANCE

This Plan shall continue in effect for a period of one (1) year and thereafter from year to year only so long as such continuance is approved by the directors, including the independent directors, as specified hereinabove for the adoption of the Plan by the directors and independent directors.

DIRECTOR CONTINUATION

In considering whether to adopt, continue or implement this Plan, the directors shall have a duty to request and evaluate, and SCMGI shall have a duty to furnish, such information as may be reasonably necessary to an informed determination of whether this Plan should be adopted, implemented or continued.

TERMINATION

This Plan may be terminated at any time with respect to the Series or a Class thereof, by a vote of a majority of the independent directors of the Company or by a vote of the majority of the outstanding Class I and/or Class R voting securities of the Series without penalty. The distribution fee and service fee will be paid by the Company to SCMGI unless and until this Plan is terminated or not renewed, in which event the Company shall pay SCMGI for services provided on a pro-rata basis up through the date of termination. Any expenses incurred by SCMGI on behalf of the Company in excess of the distribution fee and service fee payable hereunder through the date of termination are the sole responsibility and liability of SCMGI, and are not obligations of the Company.

AMENDMENTS

This Plan may not be amended to increase materially the amount to be spent for distribution of Class I and/or Class R shares, personal service and/or maintenance of shareholder accounts without approval of the Series' Class I and/or Class R shareholders, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove.

DIRECTORS

While this Plan is in effect, the selection and nomination of the directors who are not interested persons of the Company shall be committed to the discretion of the directors who are not interested persons of the Company.

RECORDS

Copies of this Plan, the Distribution Agreement and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.

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